JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated April 16, 2026

5-Year SX5E/TPX/UKX/SMI/AS51 Basket Dual Directional Trigger Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Basket:	Underlying indices	Bloomberg ticker symbol	Basket weighting
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	40.00%
	TOPIX® Index (the “TPX Index”)	TPX	25.00%
	FTSE® 100 Index (the “UKX Index”)	UKX	17.50%
	Swiss Market Index (the “SMI Index”)	SMI	10.00%
	S&P/ASX 200 Index (the “AS51 Index”)	AS51	7.50%
We refer to the SX5E Index, the TPX Index, the UKX Index, the SMI Index and the AS51 Index as the underlying indices. Because the SX5E Index makes up 40% of the basket, we expect that generally the market value of your securities and your payment at maturity will depend significantly on the performance of the SX5E Index.
Payment at maturity:

If the final basket value is greater than or equal to the initial basket value, for each $1,000 stated principal amount security:

$1,000 + the greater of (a) $1,000 × basket percent change and (b) the upside payment

If the final basket value is less than the initial basket value but is greater than or equal to the trigger level, for each $1,000 stated principal amount security:

$1,000 + ($1,000 × absolute basket return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the basket. In no event will this amount exceed the stated principal amount plus $250.00.

Accordingly, the maximum downside payment at maturity is $1,250.00 per security.

If the final basket value is less than the trigger level, for each $1,000 stated principal amount security:

$1,000 × basket performance factor

This amount will be less than the stated principal amount of $1,000 per security, and will represent a loss of more than 25%, and possibly all, of your investment.

Upside payment:	At least $370.50 per $1,000 stated principal amount security (at least 37.05% of the stated principal amount)
Basket percent change:	(final basket value – initial basket value) / initial basket value
Absolute basket return:	The absolute value of the basket percent change. For example, a -5% basket percent change will result in a +5% absolute basket return.
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Initial index value:	With respect to each underlying index, the closing level of that underlying index on the pricing date
Final index value:	With respect to each underlying index, the closing level of that underlying index on the valuation date
Trigger level:	75, which is 75% of the initial basket value
Basket performance factor:	final basket value / initial basket value
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be April 30, 2026
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	April 30, 2031
Maturity date†:	May 8, 2031
CUSIP / ISIN:	46660T7C8 / US46660T7C80
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/19617/ 000121390026044267/ea0286578-01_424b2.htm

†Subject to postponement or early acceleration

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $910.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Dual Directional Trigger Jump Securities Payoff Diagram*

*The actual upside payment will be provided in the pricing supplement and will not be less than $370.50 per security.

Change in Basket	Return on the Securities*
80.00%	80.00%
50.00%	50.00%
37.05%	37.05%
30.00%	37.05%
20.00%	37.05%
10.00%	37.05%
5.00%	37.05%
1.00%	37.05%
0.00%	37.05%
-10.00%	10.00%
-20.00%	20.00%
-25.00%	25.00%
-25.01%	-25.01%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
*Assumes an upside payment of 37.05% of the stated principal amount

JPMorgan Chase Financial Company LLC

5-Year SX5E/TPX/UKX/SMI/AS51 Basket Dual Directional Trigger Jump Securities

Basket and Underlying Indices

For more information about any underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement and Annex A to the accompanying prospectus addendum for additional information.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss.
▪	Your maximum downside gain on the securities is limited by the trigger level.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	The benefit provided by the trigger level may terminate on the valuation date.
▪	Correlation (or lack of correlation) of performances among the underlying indices may reduce the performance of the basket, and changes in the values of the underlying indices may offset each other.
▪	The underlying indices are not equally weighted.
▪	Secondary trading may be limited.
▪	We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a change-in-law event occurs.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Indices

▪	Investing in the securities is not equivalent to investing in the basket or the underlying indices.
▪	Adjustments to any underlying index could adversely affect the value of the securities.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies.
▪	The securities are not directly exposed to fluctuations in foreign exchange rates.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser. SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.